SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 25, 2003

CASH TECHNOLOGIES, INC.

(Exact name of Registrant as specified in charter)

Delaware	000-24569	95-4558331
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1434 West 11th Street Los Angeles, California	90015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (213)745-2000

(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS

ITEM 9. FD DISCLOSURE

On June 25, 2003 Cash Technologies, Inc. signed an agreement with Popular Cash Express, Inc. (“PCE”), a unit of Banco Popular parent Popular, Inc., (NASDAQ:BPOP), to install Cash Tech’s EMMA™ MFS™ (Mobile Financial Services) system on PCE’s mobile check-cashing trucks.

Under the agreement, PCE is responsible for installation and hardware costs and a per-transaction fee to Cash Tech for each check processed. The agreement, which follows a recently completed pilot, provides for the installation of the system in two phases. In the first phase, the 10 trucks generating the highest transaction volume will be installed. In the second phase, the remainder of PCE’s fleet of more than 50 check-cashing trucks in the Los Angeles area will be deployed. Deployment of the second phase is subject to PCE’s approval of phase one.

To the best of management’s knowledge, the installation of the MFS product introduces sophisticated fraud detection techniques into the high-risk mobile check-cashing environment for the first time.

The mobile check-cashing unit, a virtual “bank on wheels,” provides onsite financial services from an armored vehicle at factories and other locations. But basic risk-management procedures, such as validating the customer’s ID and evaluating transaction history, are often not possible due to the fast pace of the mobile transaction – it’s not unusual to cash most of a company’s payroll in a half hour. Occasional severe losses in mobile check-cashing have kept many operators and institutions out of that segment of the industry.

EMMA-MFS can scan a payroll check, recognize the necessary check data, automatically identify a previously-enrolled customer (or enroll a new customer), display an archived photo of an existing customer, run proprietary fraud-detection techniques, evaluate all programmed business rules (check format, prior transactions, etc.), provide a pass/fail recommendation to the cashier and post the transaction in as little as 10 seconds.

The system reduces fraud by tracking and analyzing every transaction, examining various check image properties, evaluating employee information and highlighting problems for the cashier. Counterfeit checks, repeat offenders and many other risk factors can be recognized. A wireless network is used to synchronize each truck with Cash Tech’s EMMA data center, providing shared intelligence throughout the truck fleet.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8K to be signed on its behalf by the undersigned hereunto duly authorized.

CASH TECHNOLOGIES, INC. (Registrant)

By:	/s/ EDMUND KING
Edmund King Chief Financial Officer

Dated: June 27, 2003